Exhibit 99.1
CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS
Fourth Quarter and Full Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2009	December 31, 2009
Diluted earnings per share	$.34	$1.24

Net Income	$931,000	$3,391,000

Return on average common equity	8.04%	7.51%

Return on average assets	0.84%	0.79%
Millersburg, Ohio — January 27, 2010 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2009 net income of $931 thousand or $.34 per basic and diluted share, as compared to $767 thousand or $.29 per basic and diluted share for the same period in 2008.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.04% and 0.84%, respectively, compared with 7.40% and 0.76% for the fourth quarter of 2008.
For the full year of 2009, the Company reported net income of $3.39 million or $1.24 per basic and diluted share, as compared to $3.54 million or $1.43 per basic and diluted share in 2008. Full year ROE and ROA were 7.51% and 0.79%, respectively, compared to 9.23% and 0.99% in 2008.
Eddie Steiner, President and CEO commented, “We are pleased that fourth quarter net income was higher than each of the preceding six quarters in spite of continuing difficult economic and interest rate environments. Full year earnings declined 4% from last year’s results, primarily due to increased provisioning for loan losses and higher FDIC assessments for deposit insurance.”
“Net interest margin improved to 4.01% during the quarter,” continued Steiner, “partially due to higher than expected cash collections on previously impaired loans. However, further improvement in net interest margin will be limited in the near term by economic conditions that are suppressing demand for new loans and by low interest rates which are expected to remain through at least the first half of 2010.”

Revenue totaled $5.0 million for the fourth quarter of 2009, an increase of 10.2% over the prior-year fourth quarter. Revenue increased 12.6% for the full year of 2009 to $19.2 million as compared to $17.0 million in 2008.
Non-interest expense amounted to $3.2 million during the quarter, a decrease of $112 thousand or 3.4% from fourth quarter 2008. For the full year ended December 31, 2009, non-interest expense increased $1.4 million or 12.4% versus the prior year. The increase in full year non-interest expense is primarily attributable to the acquisition of Indian Village Bancorp Inc. on October 31, 2008 which increased the Company’s balance sheet by approximately 20% and added three new banking centers in Tuscarawas and Stark counties.
The Company’s fourth quarter efficiency ratio was 63.5% as compared to 72.6% for the same quarter in the prior year. The full year 2009 efficiency ratio of 66.2% was virtually unchanged from 2008.
Federal income tax provision was $413 thousand for fourth quarter 2009, compared to $354 thousand for the same quarter in 2008. Full year income tax of $1.5 million for 2009 and $1.7 million for 2008 reflects effective tax rates of 31.2% and 32.8%, respectively. The decrease in the effective tax rate for 2009 was the result of comparatively higher tax-free interest income generated from higher average balances of nontaxable securities in the Company’s investment portfolio during 2009, partially offset by lower yields on those securities.
Average deposit balances grew by $12 million during the fourth quarter, or 4.1%. Total average deposits of $313 million for the quarter were 9.5% above the prior year’s fourth quarter average.
Average total assets during the quarter amounted to $440 million, an increase of $39 million or 9.7% above the same quarter of the prior year. Average loan balances of $315 million reflect an increase of $21 million or 7.3% over the prior year fourth quarter, while average securities balances of $78 million increased $1.5 million or 2.0% as compared to fourth quarter 2008.
Total assets amounted to $451 million on December 31, 2009, up $26 million or 6.1% from December 31, 2008. Net loans decreased to $309 million, down $3 million or 1.1% from the prior year-end, while securities balances of $81 million declined $1 million or 1.6%.
Average commercial loan balances for the quarter, including commercial real estate, increased $19 million or 11.3% above year ago levels. Average residential mortgage balances declined by $4 million or 4.1% during the year. The decline of in-house mortgage balances was primarily due to customers selecting secondary market products because of prevailing lower interest rates in those products. Home equity balances increased $6 million or 24.0%, and average consumer credit balances declined $0.4 million or 4.7% versus the same quarter of the prior year.
Net charge-offs for the quarter and the full year were $46 thousand and $671 thousand, respectively. Net charge-offs equated to 0.21% of average loans during 2009 as compared to a net recovery of 0.06% during 2008.

Nonperforming assets totaled $4.3 million or 1.37% of total loans plus other real estate at December 31, 2009, compared to $2.7 million or 0.86% at the prior year-end. Delinquent loan balances as of year-end 2009 amounted to 1.92% of total loans as compared to 1.82% at the end of 2008.
The Company funded $409 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.29% of total loans on December 31, 2009. The ratio of the allowance for loan losses to nonperforming loans stood at 94% at the end of 2009.
Commenting on the Company’s credit quality, Steiner noted, “Our ratio of nonperforming assets declined modestly from September 30, 2009, while delinquencies rose slightly as a percent of total loans. Based on our assessment of prevailing economic conditions and related potential impact on credit quality, we increased our allowance for loan losses during the quarter. We believe the allowance is appropriately funded for current portfolio risk.”
Deposit balances totaled $329 million at year-end, an increase of $24 million or 7.9% from the prior year-end total. Within the deposit category, average non interest-bearing account balances for the fourth quarter increased by $2 million, or 3.8% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $14 million, or 14.3% from year ago levels, while average time deposit balances grew by $11 million, or 8.1% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $4 million or 16.7% above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.
Shareholders’ equity totaled $45.8 million on December 31, 2009 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 9.7% on December 31, 2009, compared to 9.8% on
December 31, 2008. The Company declared a common dividend of $.18 per share during the quarter. Total dividends declared during 2009 were $0.72 per share, or 58% of reported earnings per share.

About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $451 million as of December 31, 2009. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2009	2009	2009	2009	2008	2009	2008
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months

Net interest income FTE (a)	$4,231	$3,920	$3,884	$3,940	$3,812	$15,975	$14,009
Provision for loan losses	409	293	394	241	71	1,337	333
Other income	769	870	780	796	724	3,215	3,033
Other expenses	3,191	3,188	3,210	3,129	3,303	12,718	11,311
FTE adjustment (a)	56	56	52	46	39	210	131
Net income	931	858	706	896	767	3,391	3,537
Diluted EPS	0.34	0.31	0.26	0.33	0.29	1.24	1.43

PERFORMANCE RATIOS
Return on average assets (ROA)	0.84%	0.80%	0.67%	0.86%	0.76%	0.79%	0.99%
Return on average common equity (ROE)	8.04%	7.49%	6.32%	8.20%	7.40%	7.51%	9.23%
Net interest margin FTE (a)	4.01%	3.84%	3.88%	3.99%	3.98%	3.93%	4.13%
Efficiency ratio	63.51%	66.10%	68.80%	67.73%	72.56%	66.22%	66.17%
Number of full-time equivalent employees	144	146	141	139	144

MARKET DATA
Book value/common share	$16.76	$16.67	$16.34	$16.23	$15.89
Period-end common share mkt value	15.25	15.20	16.00	14.00	15.00
Market as a % of book	90.99%	91.18%	97.92%	86.26%	94.40%
PE ratio	12.30	12.77	12.80	10.37	10.49	12.30	10.49
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.72	$0.72
Common stock dividend payout ratio	52.94%	58.06%	69.23%	54.55%	62.07%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,629,394	2,734,799	2,482,335
Average diluted common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,629,394	2,734,799	2,482,335
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0	0	25,641
Common stock market capitalization	$41,706	$41,569	$43,757	$38,287	$41,022

ASSET QUALITY
Gross charge-offs	$82	$82	$431	$290	$47	$885	$154
Net charge-offs (recoveries)	46	(6)	398	233	(84)	671	-17
Allowance for loan losses	4,060	3,697	3,398	3,402	3,394
Nonperforming assets (NPAs)	4,303	4,545	4,123	4,182	2,722
Net charge-off/average loans ratio	0.06%	(0.01)%	0.50%	0.30%	(0.11)%	0.21%	-0.06%
Allowance for loan losses/period-end loans	1.29	1.17	1.07	1.07	1.07
NPAs/loans and other real estate	1.37	1.44	1.29	1.31	0.86
Allowance for loan losses/nonperforming loans	94.35	82.05	83.47	82.51	124.69

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.73%	10.26%	10.16%	10.09%	9.82%
Average equity to assets	10.45	10.68	10.56	10.50	10.71
Average equity to loans	14.54	14.38	14.06	13.91	13.74
Average loans to deposits	100.69	105.15	104.76	105.76	102.72

AVERAGE BALANCES
Assets	$439,688	$425,439	$423,767	$421,694	$400,873	$427,613	$357,667
Earning assets	418,737	404,629	401,966	400,356	381,011	406,566	339,373
Loans	315,168	316,149	319,421	318,325	293,714	317,254	262,933
Deposits	313,016	300,652	304,910	300,993	285,926	304,902	257,478
Shareholders’ equity	45,964	45,449	44,918	44,294	41,251	45,184	38,308

ENDING BALANCES
Assets	$450,666	$427,391	$422,416	$422,390	$424,657
Earning assets	428,301	406,054	401,558	402,011	402,225
Loans	313,482	314,717	317,880	319,425	316,290
Deposits	329,486	302,898	300,513	304,591	305,453
Shareholders’ equity	45,822	45,580	44,678	44,392	43,468

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$8,803,514	$11,392,039
Interest-earning deposits in other banks	33,857,933	268,031
Federal funds sold	0	1,086,000

Total cash and cash equivalents	42,661,447	12,746,070
Securities
Available-for-sale, at fair-value	75,157,451	76,655,816
Restricted stock, at cost	5,463,100	5,231,800

Total securities	80,620,551	81,887,616
Loans held for sale	340,150	0
Loans	313,482,342	316,290,412
Less allowance for loan losses	4,059,575	3,393,685

Net loans	309,422,767	312,896,727

Goodwill and core deposit intangible	2,194,422	2,045,043
Bank owned life insurance	2,853,945	2,748,909
Premises and equipment, net	8,353,869	8,470,855
Accrued interest receivable and other assets	4,218,830	3,861,962

TOTAL ASSETS	$450,665,981	$424,657,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$53,974,358	$49,058,592
Interest-bearing	275,511,744	256,394,147

Total deposits	329,486,102	305,452,739

Short-term borrowings	28,763,604	22,891,593
Other borrowings	45,009,781	50,997,537
Accrued interest payable and other liabilities	1,584,432	1,846,841

Total liabilities	404,843,919	381,188,710

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2009 and 2,667,786 in 2008	18,628,767	18,628,767
Additional paid-in capital	9,993,812	9,986,499
Retained earnings	21,146,199	19,723,972
Treasury stock at cost - 245,803 shares in 2009 and 2008	(5,014,541)	(5,014,541)
Accumulated other comprehensive income	1,067,825	143,775

Total shareholders’ equity	45,822,062	43,468,472

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$450,665,981	$424,657,182

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$4,769,977	$4,518,731	$18,538,930	$17,021,867
Taxable securities	754,832	874,522	3,216,403	3,252,073
Nontaxable securities	86,490	65,777	318,693	225,287
Other	14,027	18,636	30,861	121,499

Total interest and dividend income	5,625,326	5,477,666	22,104,887	20,620,726
Interest expense:
Deposits	953,079	1,173,889	4,306,121	4,836,598
Other	497,780	531,225	2,034,095	1,906,219

Total interest expense	1,450,859	1,705,114	6,340,216	6,742,817

Net interest income	4,174,467	3,772,552	15,764,671	13,877,909
Provision for loan losses	408,952	71,354	1,337,044	333,094

Net interest income after provision for loan losses	3,765,515	3,701,198	14,427,627	13,544,815

Non-interest income
Service charges on deposits accounts	303,734	320,680	1,234,513	1,273,094
Trust services	139,988	156,581	546,918	645,941
Securities gains (losses)	—	(35,000)	81,890	(35,000)
Gain on sale of loans	106,249	6,592	463,175	287,902
Other	218,960	274,990	888,801	860,950

Total non-interest income	768,931	723,843	3,215,297	3,032,887
Non-interest expenses
Salaries and employee benefits	1,748,139	1,664,525	6,900,025	6,261,348
Occupancy expense	274,473	467,249	1,014,198	1,033,780
Equipment expense	135,524	153,284	538,698	520,596
Franchise tax expense	135,000	113,880	506,370	437,250
Professional and director fees	155,421	136,415	640,874	511,768
FDIC deposit insurance	46,000	53,451	542,300	64,585
Amortization of intangible assets	16,228	11,000	65,000	11,000
Other expenses	679,995	703,853	2,510,176	2,470,905

Total non-interest expenses	3,190,780	3,303,657	12,717,641	11,311,232

Income before income tax	1,343,666	1,121,384	4,925,283	5,266,470

Federal income tax provision	412,700	354,400	1,534,000	1,729,400

Net income	$930,966	$766,984	$3,391,283	$3,537,070

Net income per share
Basic	$0.34	$0.29	$1.24	$1.43

Diluted	$0.34	$0.29	$1.24	$1.43

Note:	Certain prior year balances have been reclassified to conform to the current year presentation.